Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Boise Cascade Company:

We consent to the incorporation by reference in registration statement (No. 333-186871) on Form S-8 of Boise Cascade Company of our report dated February 28, 2014, with respect to the consolidated balance sheets of Boise Cascade Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Boise Cascade Company.
/s/ KPMG LLP
Boise, Idaho
February 28, 2014